1 EMPLOYMENT AGREEMENT This Employment Agreement (the “Agreement”) is entered into by and between We Work Management LLC (the “Company”) and David Tolley (“Executive”) (together, the “Parties” and individually, a “Party”) as of the date Executive signs this Agreement. WHEREAS, Executive wishes to be employed by the Company, and the Company wishes to secure the employment of Executive, under the terms and conditions described below. NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the Parties hereto agree as follows: 1. Position; Location. (a) Effective as of the commencement of Executive’s employment hereunder, on or around May 26, 2023 (the “Effective Date”), Executive shall be employed as Interim Chief Executive Officer. Executive shall continue to serve as a member of the Board of Directors of WeWork Inc. (the “Board”) and shall report to the Board. For the avoidance of doubt, during the Term, Executive will not receive any compensation for his service as a member of the Board. (b) Executive shall be primarily based in Virginia but from time-to-time shall be required to travel to and work from the Company’s headquarters in New York, NY or other business locations necessary to perform his duties or attend to the Company’s or its affiliates’ business. The Company will reimburse Executive for reasonable travel and lodging costs actually incurred in connection with such business travel in accordance with the Company’s Global Travel & Expense Policy, and subject to Executive submitting documentation of such costs in accordance with Company policy. (c) Executive shall use Executive’s best efforts to perform all services diligently and to the best of Executive’s ability, and shall at all times carry out Executive’s duties in a competent and professional manner and seek to enhance and promote the business of the Company. Executive shall devote all business time and efforts to the affairs of the Company. With the prior written approval of the Board, Executive may serve as a member of the board of for- profit and nonprofit organizations, provided that such activities do not interfere with Executive’s performance of Executive’s responsibilities to the Company. Notwithstanding the prior sentence, the Company will not prohibit Executive from continuing to serve on the board of directors of Digital Bridge and KVH Industries, so long as (i) Executive continues to devote his full business time, attention and best efforts to the performance of his duties to the Company and (ii) Executive does not use the Company’s information, equipment or resources in connection with such role(s) and (iii) Executive complies with the terms of the Company’s Invention, Non-Disclosure, Non- Competition and Non-Solicitation Agreement in connection with such roles. Notwithstanding the foregoing, during the Term (as defined below), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs and (ii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i) and (ii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

2 2. Term; At-Will Employment. Executive’s employment with the Company shall be for the period beginning on the Effective Date and ending on the earlier of: (i) November 26, 2023 (the “Term Expiration Date”) or (ii) the date sooner terminated pursuant to Section 9 of this Agreement (the applicable period being the “Term”). For the avoidance of doubt, Executive shall be an at-will employee of the Company during the Term, which means that Executive’s employment relationship with the Company, and this Agreement, may be terminated by either Party, for any reason, at any time on or before the Term Expiration Date, with or without notice and with or without Cause (as defined in Section 9(e)(i) below). 3. Salary. During the Term, the Company shall pay Executive base salary at the annualized rate of $2,750,000, paid in bi-weekly installments in accordance with the Company’s regular payroll practices (“Base Salary”). 4. Quarterly Discretionary Bonuses. (a) Executive shall be eligible for a discretionary bonus award corresponding to the portion of the Term between May 26, 2023 to August 26, 2023 (the “First Discretionary Bonus”). The target amount of the First Discretionary Bonus is $750,000, though the amount of any First Discretionary Bonus actually paid shall be within the sole and absolute discretion of the Board or its Compensation Committee. Except as set forth in Section 9(c)(ii), in order to receive the First Discretionary Bonus, Executive must be employed by (without having given notice of his intent to terminate his employment) the Company on August 26, 2023, in which case the First Discretionary Bonus shall be paid to Executive within thirty (30) days following such date. (b) Executive shall be eligible for a discretionary bonus award corresponding to the portion of the Term between August 27, 2023 to the Term Expiration Date (the “Second Discretionary Bonus”). The target amount of the Second Discretionary Bonuses is $750,000, though the amount of any Second Discretionary Bonus actually paid shall be within the sole and absolute discretion of the Board or its Compensation Committee. Except as set forth in Section 9(c)(ii), in order to receive the Second Discretionary Bonus, Executive must be employed by (without having given notice of his intent to terminate) the Company on the Term Expiration Date, in which case the Second Discretionary Bonus shall be paid to Executive within thirty (30) days following such date. 5. Equity. The Board will grant to Executive an award (the “RSU Award”) of restricted stock units (“RSUs”) with a nominal value of $500,000. Except as set forth in Section 9(c)(ii), the RSU Award will cliff vest in one installment on the Term Expiration Date, subject to Executive’s continued employment with the Company (or another majority-owned subsidiary of WeWork Inc.) on such date. The number of RSUs in the RSU Award will be determined using the 45-day volume-weighted average trading price immediately following but not including the effective date of a reverse stock split (the “Reverse Stock Split Date”) and shall be granted as soon as possible following the determination of the number of RSUs subject to the award. In the event that the Reverse Stock Split Date does not occur within 120 days of commencement of Executive’s employment with the Company, the Company and Executive will negotiate in good faith an alternative pricing methodology and grant date for the RSU Award contemplated in this paragraph. The RSUs will be granted under WeWork Inc. 2021 Equity Incentive Plan, as amended and restated, or its successor (“Equity Plan”) and subject to the terms of the Equity Plan and an

3 award agreement with terms and conditions consistent with grants made to other Company employees. Each RSU represents the right to receive one share of WeWork Inc. Class A common stock (a “Share”) after the vesting date. 6. Benefits. Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company for its employees from time to time, at a level consistent with the benefits provided to other senior executives, subject to the provisions of the respective plans and programs. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. 7. Paid Time Off. Executive shall be entitled to vacation, holiday and sick leave, in accordance with the Company’s time off and leaves of absence policies. 8. Company Policies. In consideration for the Company entering into this Agreement, Executive shall execute the Company’s Employee Dispute Resolution Program, which is annexed hereto as Exhibit A and the Company’s Invention, Non-Disclosure, Non-Competition and Non- Solicitation Agreement, which is annexed hereto as Exhibit B, in each case, the terms of which shall survive termination of this Agreement and Executive’s employment. 9. Termination of Employment. (a) Any Termination. Upon any termination of employment, Executive shall be entitled to the following: (i) any accrued and unpaid Base Salary; (ii) payment for accrued and unused vacation time; (iii) reimbursement for any approved travel and lodging costs incurred during the Term as described in Section 1(b) above; and (iv) any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which Executive participates, pursuant to its respective terms. (b) Termination due to Expiration of Term. If Executive’s employment terminates due to the expiration of the Term on the Term Expiration Date (that is, on November 26, 2023), then, in addition to the payments and benefits provided in Section 9(a), Executive shall be entitled to receive the Discretionary Bonus, if any, payable within thirty (30) days immediately following the Term Expiration Date. (c) Involuntary Termination by the Company without Cause or by Executive for Good Reason. Subject to Section 9(d) below, in the event that prior to the Term Expiration Date, the Company terminates Executive’s employment without Cause (including a termination on account of Executive’s Disability (as defined in Section 9(e)(iii) below)) or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following, in addition to the payments and benefits provided in Section 9(a): (i) Base Salary at the rate then in effect on the date of Separation (as defined in Section 23 below) that Executive would have received had Executive remained employed until the Term Expiration Date; provided that, if the termination is for Good Reason on account of a material reduction in Executive’s Base Salary, this amount will be calculated at the rate in effect immediately prior to such reduction;

4 (ii) if such termination occurs (x) before payment of the First Discretionary Bonus, an amount equal to $1,500,000; and (y) after payment of the First Discretionary Bonus, an amount equal to $750,000; and (iii) if such termination occurs (x) following the grant of the RSU Award, full acceleration of the vesting of the RSU Award on the date of the Separation and (y) prior to the grant of the RSU Award, the issuance of a number of fully-vested Shares equal to the amount of RSUs that would have been granted with such issuance to occur as soon as practicable following the Reverse Stock Split Date; provided that, for purposes of clause (y), the Company and Executive will cooperate in good faith to issue such shares under the Equity Plan, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from registration under the Securities Act of 1933 and in each case consistent with any applicable rules of the New York Stock Exchange; provided further that, to the extent that Executive revokes the Separation Agreement such that it does not become fully effective, Executive agrees that the RSU Grant or Shares, as applicable, will be immediately forfeited for no consideration and Executive will remain responsible for any associated taxes upon such vesting event or issuance. The settlement of the RSU Award under clause (x) or the issuance of fully vested shares under clause (y), as applicable, shall occur as soon as administratively practicable following the date of the Separation, but in no event later than March 15 of the year following the year in which the Separation occurs. (d) Form and Timing of Payment. None of the payments in Section 9(c) above shall apply unless Executive (i) has returned all Company property in Executive’s possession that contain confidential and proprietary information (unless such property is necessary for Executive’s continued service on the Board, as applicable), (ii) has resigned as an officer of the Company and member of the Board and/or its subsidiaries and affiliates (as applicable and requested by the Company), and (iii) has executed a separation agreement and general release of the Company and its affiliates, and each of their respective employees, officers, directors, owners, members, and other persons affiliated with the Company or its affiliates (the “Separation Agreement”), in a form reasonably prescribed by the Company; provided that any release of claims contained in such agreement shall be limited to claims relating to Executive’s employment by and separation of employment from the Company. Executive (or Executive’s estate, if applicable) must execute and return the Separation Agreement on or before the date specified by the Company, which will in no event be later than 52 days after the date of Separation. Subject to Section 10 and Section 23 hereof, payments under Sections 9(c)(i) and (ii) will be made in a lump sum within sixty (60) days after Executive’s Separation. Notwithstanding anything to the contrary herein, if the period in which Executive can execute and return the Separation Agreement spans two calendar years and if any of the payments described in this Section 9(d) are nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”), payments described in this Section 9(d) shall be made or commence in the second calendar year. (e) Definitions. (i) “Cause” shall mean: (1) Executive’s gross negligence or gross misconduct in the performance of Executive’s employment duties; (2) Executive’s refusal or willful failure to substantially perform Executive’s duties to the Company after Executive was warned by the Company in writing as to Executive’s failure to so perform and Executive failed to

5 cure such failure within ten (10) days following such warning; (3) Executive’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its affiliates; (4) Executive’s violation of a confidentiality, non-solicitation, non-competition, or non- disparagement obligation to the Company or its affiliates, whether pursuant to agreement, policy or otherwise; (5) Executive’s improper disclosure of proprietary information or trade secrets of the Company, its affiliates or their business; (6) Executive’s falsification of any records or documents of the Company or its affiliates; (7) Executive’s material non-compliance with a law or regulatory rule applicable to the Company’s business or any material Company policy, including but not limited to the Company’s Workplace Conduct policy and its Code of Ethics; (8) Executive’s indictment for a felony or crime involving moral turpitude; (9) Executive’s engaging in behavior that causes or in the reasonable, good faith determination of the Board is likely to materially harm the reputation of the Company or its affiliates or puts Executive at material risk of being prohibited from working for the Company; or (10) Executive’s other willful action that is materially harmful to the business, interests or reputation of the Company or its affiliates. For purposes of this definition, no failure or refusal on the part of Executive shall be deemed “willful” if done, or omitted to be done, by Executive in the reasonable belief that his failure or refusal was in the best interest of the Company or that the requested act was unlawful. For the avoidance of doubt, termination of Executive’s employment on the Term Expiration Date shall not constitute a termination by the Company without Cause or by Executive for Good Reason under Section 9(c). (ii) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. (iii) “Disability” shall mean that Executive has incurred a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code. (iv) “Good Reason” shall mean (1) a material diminution in Executive’s duties, responsibilities and authority, (2) the requirement by the Company that Executive’s principal place of employment be relocated more than fifty (50) miles from McLean, Virginia; or (3) a material reduction in Executive’s Base Salary, other than a pro-rata reduction that is part of a broad-based reduction of base salary applicable to similarly situated employees of the Company; provided that such reduction shall not exceed 10% of Executive’s Base Salary in the aggregate. Good Reason shall not exist unless (a) the Company has received written notice of such Good Reason from Executive within thirty (30) days of Executive first becoming aware of the alleged event of Good Reason, (b) the Company does not cure within thirty (30) days after receipt of such notice, and (c) Executive terminates employment for Good Reason within ninety (90) days following Executive first becoming aware of the occurrence of such event. 10. Section 280G. If any payment or benefit Executive will or may receive from the Company under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”) and, (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the 280G Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or (ii) payment of only a part of the 280G Payment, so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in

6 Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (A) the 280G Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the 280G Payment, and (B) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit for Executive, as determined in the Company’s reasonable good faith discretion. All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made in a manner determined by the Company. Any determination by the Company shall be binding upon Executive, absent manifest error. For purposes of determining whether and the extent to which the payments will be subject to the Excise Tax: (i) no portion of the payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and (ii) in calculating the Excise Tax, no portion of such payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation. 11. No Conflict. Executive represents and warrants that Executive is free to enter into this Agreement and the agreements referenced herein, and that Executive has no contractual commitments, restrictions, or obligations that will in any way preclude or interfere with Executive’s continued employment by the Company, Executive’s conduct of Company business, or performance of Executive’s duties. Executive further represents and warrants that Executive will not bring or disclose, and that Executive has not brought or disclosed to the Company any confidential or proprietary information of any former employer. 12. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of WeWork Inc. or any of its subsidiaries (including the Company), Executive shall be indemnified by the Company, to the fullest extent permitted by applicable law and WeWork Inc.’s articles of incorporation and bylaws. 13. Cooperation. Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company (or, if applicable, any affiliate of the Company) or of which Executive has knowledge by virtue of Executive’s employment with the Company (or, if applicable, any

7 affiliate of the Company). Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. 14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been given (a) on the day sent, if delivered by hand or email (with confirmation), or (b) on the business day after the day sent if delivered by a recognized overnight courier, to the following addresses (or such other addresses as a Party may designate by notice to the other Party): To Executive: At the address on file in the Company’s personnel records To the Company: WeWork Inc. 12 East 49th Street, 3rd Floor New York, New York 10017 Attn: Chief Legal Officer 15. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective legal representatives, successors, and permitted assigns, and nothing herein is intended to confer any right, remedy, or benefit upon any other person. Executive may not assign or transfer any of Executive’s rights and obligations under this Agreement without the prior written consent of the Company. 16. Entire Agreement. This Agreement, together with the Employee Dispute Resolution Program and the Invention, Non-Disclosure and Non-Solicitation Agreement (attached hereto as Exhibit A and Exhibit B, respectively), constitute the entire understanding and agreement between Executive and the Company with respect to the subject matter hereof and supersede all prior negotiations and understandings, whether written or oral, relating to such subject matter. Executive acknowledges that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement. 17. Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged, or terminated, except by an agreement in writing signed by the Parties. No term or condition of this Agreement shall be waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. 18. Severability. Each provision and term of this Agreement should be interpreted in a manner to be enforceable and valid, but if any provision or term is held, in whole or in part, to be invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or

8 enforceability of the other provisions and terms, and such other provisions and terms shall remain in full force and effect. 19. Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to the conflict or choice of laws provisions thereof. 20. Dispute Resolution. In the event of any dispute arising under or relating to this Agreement, Executive and the Company agree that any such dispute shall be resolved pursuant to the Employee Dispute Resolution Program. 21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. 22. Tax Matters. (a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. (b) Tax Advice. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. 23. Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A (a “Separation”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated or additional taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six (6) month period immediately following Executive’s Separation shall instead be paid on the first business day after the date that is six (6) months following Executive’s Separation (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and Company shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes non-qualified deferred compensation under Section 409A, then to the extent required to avoid accelerated or additional taxation and/or

9 tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

10 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above. WE WORK MANAGEMENT LLC DAVID TOLLEY By: Susan Catalano, Chief People Officer Date: _May 16, 2023_____________ Date: ________________

Exhibit A Employee Dispute Resolution Program

Exhibit B Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement